As filed with the Securities and Exchange Commission on February 5, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Crown Castle International Corp.

(Exact name of Registrant as specified in its charter)

Delaware	76-0470458
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

510 Bering Drive

Suite 600

Houston, Texas 77057

(713) 570-3000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

W. Benjamin Moreland

Chief Financial Officer

Crown Castle International Corp.

510 Bering Drive, Suite 600

Houston, Texas 77057

(713) 570-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stephen L. Burns, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000	E. Blake Hawk, Esq. General Counsel Crown Castle International Corp. 510 Bering Drive, Suite 600 Houston, Texas 77057 (713) 570-3000

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share (and associated Series A Participating Cumulative Preferred Stock Purchase Rights) (3)	48,797,944	$34.84	$1,700,120,369	$181,912.88

(1)	The number of shares of the registrant’s common stock to be registered pursuant to this registration statement represents shares owned by certain selling stockholders.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of our common stock as reported on the New York Stock Exchange on January 31, 2007.

(3)	This registration statement also relates to rights to purchase shares of the registrant’s Series A Participating Cumulative Preferred Stock, par value $0.01 per share, which are attached to all shares of common stock. Until the occurrence of certain prescribed events, the rights to purchase shares of preferred stock are not exercisable, are evidenced by the certificates representing the common stock and are transferred with and only with the common stock. The value attributable to the rights, if any, is reflected in the value of the common stock and no separate consideration is to be received for the rights.

PROSPECTUS

CROWN CASTLE INTERNATIONAL CORP.

48,797,944 Shares of Common Stock, par value $0.01 per share

This prospectus relates solely to the resale from time to time of up to an aggregate of 48,797,944 shares of common stock of Crown Castle International Corp. by the stockholders identified in this prospectus that have contractual registration rights with us, or constitute permitted transferees of such stockholders or pledgees of shares of common stock as described herein. The selling stockholders may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus.

On January 12, 2007, we completed a merger transaction (the “merger”) wherein we acquired all of the outstanding stock of Global Signal Inc. In connection with the acquisition, we entered into a stockholders agreement (the “stockholders agreement”) with certain investment funds managed by affiliates of Fortress Investment Group LLC (collectively, “Fortress”), Greenhill Capital Partners, LLC and certain of its affiliated investment funds (collectively, “Greenhill”), and certain investment funds affiliated with Abrams Capital, LLC (collectively, “Abrams Capital”, and together with Fortress and Greenhill, collectively, the “Global Signal significant stockholders”) pursuant to which we agreed to file with the U.S. Securities and Exchange Commission, or SEC, a registration statement covering resales of the shares of our common stock issued to them in the merger that qualify as registrable securities (“registrable shares”) under such stockholders agreement. Upon completion of the merger, we issued shares of our common stock to the Global Signal significant stockholders. Pursuant to the stockholders agreement, we also agreed that any lender (including any Fortress lender (as defined below)) to whom any Global Signal significant stockholder has pledged or pledges any of its registrable shares (any such lender, a “Global Signal lender”) may sell such shares under such registration statement in the event such Global Signal lender forecloses on any such shares upon a default by the applicable borrower or pledging Global Signal significant stockholder under the applicable credit agreement. As of the date of this prospectus, certain of the registrable shares owned by Fortress are pledged as collateral for loans from Deutsche Bank AG London Branch (together with its assignees, the “Fortress lenders”), pursuant to certain credit agreements, each dated as of June 28, 2006 (as may be amended, restated, supplemented or otherwise modified). This prospectus forms a part of the registration statement filed by us as required by the stockholders agreement.

The selling stockholders identified in this prospectus may offer shares from time to time as each selling stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” beginning on page 8 at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We have agreed to pay all expenses relating to registering the securities, except the fees of outside counsel for the selling stockholders incurred in connection with any registration or offering of our common stock. Each selling stockholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of these shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “CCI”. The last reported sale price of our common stock on February 2, 2007 was $35.14 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 5, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration or continuous offering process. Under the shelf process, certain selling stockholders may from time to time sell the shares of common stock described in the prospectus in one or more offerings.

This prospectus provides you with a general description of the common stock that the selling stockholders may offer. Each time a selling stockholder sells common stock in an underwritten offering or in a manner not described herein that we are advised of, we will provide you with a prospectus supplement containing specific information about the terms of the offering and the means of distribution. A prospectus supplement may include other special considerations applicable to such offering of common stock. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

SUMMARY OF THE PROSPECTUS

This summary highlights information from this prospectus and may not contain all of the information that is important to you. Accordingly, we encourage you to carefully read this entire prospectus, including the documents that are incorporated by reference. You may obtain a copy of the documents that we have incorporated by reference without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 11 of this prospectus.

Our Business

Crown Castle owns, operates and leases towers for wireless communications. We engage in such activities through a variety of structures, including subleasing and management arrangements. As of September 30, 2006, we owned, leased or managed 12,910 towers, including 11,525 towers in the United States and Puerto Rico and 1,385 towers in Australia. Our real property interests in the sites on which our towers are located consist primarily of leasehold and sub-leasehold interests, fee interests, easements, licenses and rights-of-way, with approximately 84% of our property interests in such sites being pursuant to ground lease, sublease or license as of September 30, 2006. Our customers currently include many of the world’s major wireless communications companies, including Sprint Nextel, AT&T (formerly Cingular Wireless), Verizon Wireless, T-Mobile, Alltel Corporation, SingTel Optus and Vodafone Australia.

Our core business is the leasing (including via licensing) of antenna space on our towers that can accommodate multiple tenants (co-location). Our site rental leasing revenues are derived from this core business, which we are seeking to grow by increasing the utilization of our towers. Typically, these revenues result from long-term (five to ten years) contracts with customers with renewal terms at the option of the customer. As a result, in any given year approximately 95% of our site rental revenue has been contracted for in a prior year. We also provide certain network services relating to our towers on a limited basis for customers, including antenna installations, network design and site selection, site acquisition, site development and other services.

Our tower portfolios consist primarily of towers in various metropolitan areas. As of September 30, 2006, 50% of our towers in the United States and Puerto Rico were located in the 50 largest basic trading areas in the United States and Puerto Rico (“BTAs”), and 70% of our towers in the United States and Puerto Rico were located in the 100 largest BTAs. Through our Australia tower portfolio, we have a strategic presence in each of Australia’s major metropolitan areas, including Sydney, Melbourne, Brisbane, Adelaide and Perth.

As of September 30, 2006, Global Signal was one of the largest wireless communications tower operators in the United States. As of September 30, 2006, Global Signal owned, leased or managed a total of 10,997 wireless communications sites. Global Signal owned in fee or had permanent or long-term easements on the land under 1,795 of these towers and leased the land under the other 8,542 towers. In addition, as of September 30, 2006, Global Signal managed 660 towers, rooftops and other communications sites where it had the right to market space or where it had a sublease arrangement with the site owner.

For the years ended December 31, 2005 and 2004, substantially all of Global Signal’s revenues came from the ownership, leasing and management of communications towers and other communications sites. Although Global Signal had communications sites located in Canada and the United Kingdom, its communications sites were primarily located throughout the United States.

Global Signal’s customers included a wide variety of wireless service providers, government agencies, operators of private networks and broadcasters. These customers operated networks from Global Signal’s communications sites and provided wireless telephony, mobile radio, paging, broadcast and data services. As of September 30, 2006, Global Signal had an aggregate of more than 27,000 tenant leases on its communications sites with over 2,000 customers. Global Signal’s site revenues from wireless telephony tenants increased to 80.5% and 79.9%, respectively, of site revenues for the three months and nine months ended September 30, 2006, from 78.1% and 69.1%, respectively, of site revenues for the three months and nine months ended September 30, 2005.

Recent Developments

Merger with Global Signal Inc.

On January 12, 2007, we completed our acquisition of Global Signal. Upon completion of the merger, Global Signal was merged with and into CCGS Holdings LLC, a wholly-owned subsidiary of ours. At the closing of the merger, Global Signal had estimated debt outstanding of approximately $1,844 million, all of which remained outstanding as obligations of the Global Signal entities acquired by us in the merger.

The transaction is valued at approximately $5,800 million, including Global Signal’s outstanding net debt at the closing of the merger. Global Signal’s revenues were approximately $368 million for its fiscal year ended December 31, 2005 and approximately $371 million for the nine months ended September 30, 2006. In exchange for each of its shares of Global Signal common stock, each Global Signal stockholder was entitled to elect to receive consideration of either $55.95 in cash or 1.61 shares of our common stock. The cash portion, which was capped at an aggregate amount of $550 million and was prorated among Global Signal stockholders who made cash elections to the extent the aggregate amount of cash consideration elected exceeded this cap, was primarily financed by a portion of the proceeds of the offering by certain of our indirect subsidiaries of $1,550 million of Senior Secured Tower Revenue Notes, Series 2006-1 (“2006 Tower Revenue Notes”) that was consummated on November 29, 2006.

The merger with Global Signal was approved by Global Signal’s stockholders at a special meeting of stockholders on January 11, 2007. The issuance of our common stock pursuant to the merger to stockholders of Global Signal was approved by our stockholders at a special meeting of stockholders on January 11, 2007.

Election of Directors

In connection with the merger we expanded our board of directors to thirteen directors. Effective immediately following the effective time of the merger, Robert H. Niehaus, as representative of Greenhill, was elected a Class I director with a term expiring at the 2008 annual meeting of our stockholders. Mr. Niehaus owns, directly and indirectly as President of The Robert and Kate Niehaus Foundation, 275,000 shares, or less than 1% of our common stock outstanding as of January 31, 2007. Effective January 13, 2007, Wesley R. Edens, as representative of Fortress, was elected a Class II director with a term expiring at the 2009 annual meeting of our stockholders. Mr. Edens directly holds 80,661 shares, or less than 1% of our common stock outstanding as of January 31, 2007. Effective January 20, 2007, David C. Abrams, as a representative of Abrams Capital, was elected a Class III director with a term expiring at the 2007 annual meeting of our stockholders. Mr. Edens previously served as Chief Executive Officer and President of Global Signal from February 2004 to April 2006 and as Chairman of the board of directors of Global Signal from October 2002 to January 2007; Mr. Niehaus previously served as Vice Chairman of Global Signal; and Mr. Abrams previously served as a director of Global Signal. See the section entitled “Selling Stockholders” beginning on page 5 and the other information incorporated by reference in this prospectus for a discussion of material relationships Messrs. Edens, Niehaus and Abrams have with Fortress, Greenhill and Abrams Capital, respectively.

Stock Repurchase

On January 19, 2007, we entered into a stock purchase agreement (“stock purchase agreement”) with the Global Signal significant stockholders pursuant to which we agreed to purchase (the “stock repurchase”) from the Global Signal significant stockholders 17,713,819 shares of our common stock for a purchase price per share of approximately $33.87, or total consideration of $600 million in cash. The price of the shares purchased by us was based on a 1% discount to the trailing five day average of the closing price of our common stock as of January 18, 2007. The stock repurchase was financed with the proceeds of a term loan borrowed by our subsidiary Crown Castle Operating Company under its credit facility as described below.

Pursuant to the terms of the stock purchase agreement, the stock repurchase, which was completed on January 26, 2007, was consummated in lieu of the Global Signal significant stockholders’ right to require us to engage in a marketed secondary offering for the sale of registrable shares with an aggregate market value of at least $600 million pursuant to the stockholders agreement. The Global Signal significant stockholders retained their registration and other rights under the stockholders agreement with regards to the remaining shares of our common stock they received in the merger. This prospectus forms a part of the registration statement filed by us as required by the stockholders agreement.

Credit Facility

On January 9, 2007, Crown Castle Operating Company entered into a credit agreement (the “credit facility”) with a syndicate of lenders, pursuant to which such lenders agreed to provide Crown Castle Operating Company with a $250 million senior secured revolving credit facility (the “revolving credit facility”) maturing January 8, 2008. On January 26, 2007, Crown Castle Operating Company entered into a term loan joinder with the lenders named therein, pursuant to which Crown Castle Operating Company borrowed $600 million in the form of a term loan (the “term loan”) under the credit facility, which will mature on January 26, 2014.

The credit facility is secured by a pledge of certain equity interests of certain of our existing and future subsidiaries, as well as a security interest in Crown Castle Operating Company’s deposit accounts and securities accounts. The credit facility is guaranteed by us and certain of our existing and future subsidiaries.

The proceeds of the term loan were used to repurchase shares of our common stock from the Global Signal significant stockholders as described above. The proceeds for the revolving credit facility may be used for general corporate purposes, which may include the financing of capital expenditures, acquisitions and purchases of our securities. Availability under the revolving credit facility at any time is determined by certain financial ratios. As of February 1, 2007, the revolving credit facility remained undrawn.

Our Corporate Information

Our executive offices are located at 510 Bering Drive, Suite 600, Houston, Texas 77057, and our telephone number at that location is (713) 570-3000. Our website can be accessed at www.crowncastle.com. Information contained on our website does not constitute part of this prospectus.

THE OFFERING

Common stock being offered for resale to the public by the Selling Stockholders	48,797,944 shares

Total Proceeds	We will not receive any proceeds from the resale of our common stock pursuant to this offering

NYSE Symbol	CCI

Risk Factors	See “Risk Factors” and the other information incorporated by reference in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our common stock

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The statements contained in or incorporated by reference in this prospectus include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for our stock and other matters. Statements contained in this prospectus or incorporated by reference that are not historical facts are identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act of 1934, as amended (“Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (“Securities Act”). These forward-looking statements, including, without limitation, those relating to future business prospects, revenues and income, wherever they occur in this prospectus or documents incorporated by reference in this prospectus, are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation, those factors described in the section entitled “Risk Factors” beginning on page 4 of this prospectus, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in Global Signal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the other documents incorporated by reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Readers also should understand that it is not possible to predict or identify all such factors and that this list should not be considered a complete statement of all potential risks and uncertainties. Readers should also realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our projections. We undertake no obligation to update any forward-looking statements as a result of future events or developments.

RISK FACTORS

Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in Crown Castle described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, each filed with the SEC and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider those risks as well as those set forth below and other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. To the extent a particular offering implicates additional risks, we will include a discussion of those risks in the applicable prospectus supplement.

Resales of, and additional obligations to issue, our common stock may cause the market price of our common stock to fall.

In connection with the merger, we issued approximately 98.1 million shares of our common stock to Global Signal stockholders. We also will be obligated to issue up to approximately 632,100 additional shares of our common stock pursuant to warrants originally issued by Global Signal. The issuance of these new shares and the sale of additional shares of our common stock that may become eligible for sale in the public market from time to time upon exercise of the warrants could have the effect of depressing the market price for our common stock.

Additionally, pursuant to the terms of the stockholders agreement, we have agreed to file with the SEC a registration statement covering the shares of our common stock issued to the Global Signal significant stockholders in connection with the merger. This prospectus forms a part of the registration statement filed by us as required by the stockholders agreement. If these stockholders sell a large number of our shares in the future or if there is a perception that any of them intend to sell a large number of shares in the future, the market price of our common stock could decline.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock under this offering. All proceeds from the sale of our common stock pursuant to this prospectus will be for the accounts of the selling stockholders.

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling stockholders” in this prospectus, we mean those persons listed in the table below and any other person named as a “selling stockholder” in any prospectus supplement.

The table below sets forth, as of the date of this prospectus, the name of each selling stockholder for whom we are registering shares for resale to the public, and the number of shares of common stock that each selling stockholder may offer pursuant to this prospectus. The selling stockholders listed in the table below are the Global Signal significant stockholders to whom we issued shares of our common stock upon completion of the merger. None of the selling stockholders listed in the table below has, or within the past three years has had, any material relationship with us or any of our predecessors (other than Global Signal) or affiliates and, except as disclosed in the table below, we are advised that none of the selling stockholders listed in the table below is or was affiliated with registered broker-dealers.

In addition, any Global Signal lender to whom any Global Signal significant stockholder has pledged or pledges any of the shares of our common stock set forth below may sell such shares pursuant to this prospectus in the event such Global Signal lender forecloses on such shares upon a default by the applicable borrower or pledging Global Signal significant stockholder under the applicable credit agreement. In connection with any such sale, we will file a prospectus supplement naming such Global Signal lender as a selling stockholder and specifying the amounts of shares registered on its behalf. As of the date of this prospectus, 24,583,234 of the shares of our common stock covered by this prospectus are pledged to the Fortress lenders as collateral for loans to the current holders of the shares or their affiliates.

Additionally, pursuant to the terms of the stockholders agreement, each permitted transferee of any Global Signal significant stockholder may sell any of the shares of our common stock set forth below pursuant to this prospectus. After any such request is made pursuant to the terms of the stockholders agreement, we will file a prospectus supplement naming such permitted transferee as a selling stockholder and specifying the amounts of shares registered on its behalf.

Based on the information provided to us by each selling stockholder listed in the table below and as of the date the same was provided to us, assuming that such selling stockholders sell all of the shares of our common stock set forth below in the column entitled “Total Number of Shares Being Registered” and do not acquire any additional shares, each such selling stockholder will not own any shares other than those appearing in the column entitled “Common Stock Owned After this Offering—Number of Shares.” We cannot advise you as to whether such selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

	Common Stock Owned Prior to this Offering		Total Number of Shares Being Registered	Common Stock Owned After this Offering (1)
Name of Beneficial Owner	Number of Shares	Percentage of Class Beneficially Owned (2)		Number of Shares	Percentage of Class Beneficially Owned (2)
Fortress Investment Group Holdings LLC (3)(4)	30,419,617	10.8%	30,419,617	0	*
Greenhill Capital Partners, LLC (5)(6)(7)	32,488	*%	32,488	0	*
GCP SPV1, LLC (5)(6)(7)	9,814,508	3.5%	9,814,508	0	*
GCP SPV2, LLC (5)(6)(7)	791,332	*%	791,332	0	*
Great Hollow International, LP (8)(9)	372,744	*%	372,744	0	*
Abrams Capital Partners I, LP (8)(9)	422,655	*%	422,655	0	*
Abrams Capital Partners II, LP (8)(9)	4,323,518	1.5%	4,323,518	0	*
Whitecrest Partners, LP (8)(9)	1,058,236	*%	1,058,236	0	*
Riva Capital Partners, LP (8)(9)	1,523,512	*%	1,523,512	0	*
222 Partners, LLC (8)(9)	39,334	*%	39,334	0	*

*	Represents less than 1%.

(1)	Assumes that each selling stockholder will resell all of the shares of our common stock offered hereunder.

(2)	For purposes of this table, information as to the percentage of shares beneficially owned is calculated based on 282,627,805 shares of our common stock outstanding as of January 31, 2007.

(3)

Includes 19,333,718 shares held by FRIT PINN LLC, 501,523 shares held by FRIT Holdings LLC, 652,968 shares held by Fortress Registered Investment Trust, 5,183,415 held by Fortress Pinnacle Investment Fund LLC, and 4,747,993 shares held by FIT GSL LLC. FRIT PINN LLC is a wholly-owned subsidiary of FRIT Holdings LLC, which is a wholly-owned subsidiary of Fortress Registered Investment Trust, which is a wholly-owned subsidiary of Fortress Investment Fund LLC. Fortress Investment Fund LLC is managed by its managing member Fortress Fund MM LLC, which is managed by Fortress Investment Group LLC pursuant to a management agreement. FIG Advisors LLC is the investment advisor of Fortress Pinnacle Investment Fund LLC and may be deemed to beneficially own the shares listed as beneficially owned by Fortress Pinnacle Investment Fund LLC. FIG Advisors LLC disclaims beneficial ownership of such shares. FIG Advisors LLC is a wholly-owned subsidiary of Fortress Investment Group LLC. FIT GSL LLC is a wholly-owned subsidiary of FIT Holdings LLC, which is wholly-owned by Fortress Investment Trust II, which is majority-owned by Fortress Investment Fund II LLC. Fortress Investment Fund II LLC is managed by its managing member Fortress Fund MM II LLC, which is managed by Fortress Investment Group LLC pursuant to a management agreement. Fortress Investment Group LLC is wholly-owned by Fortress Operating Entity I LP. FIG Corp. is the general partner of Fortress Operating Entity I LP. FIG Corp. is wholly-owned by Fortress Investment Group Holdings LLC. By virtue of its ownership interests in FIG Corp., Fortress Investment Group Holdings LLC may be deemed to beneficially own the shares listed as beneficially owned by FRIT PINN LLC, FRIT Holdings LLC, Fortress Registered Investment Trust, Fortress Pinnacle Investment Fund LLC and FIT GSL LLC. Fortress Investment Group Holdings LLC disclaims beneficial ownership of such shares. In addition, due to his voting interests in Fortress Investment Group Holdings LLC, Wesley R. Edens, a member of our board of directors, may be deemed to beneficially own the shares listed as beneficially owned by Fortress Investment Group Holdings LLC. Mr. Edens disclaims beneficial ownership of such shares.

(4)	The address of this selling stockholder is 1345 Avenue of Americas, 46th Floor, New York, New York 10105.

(5)	Greenhill & Co., Inc., the sole member of Greenhill Capital Partners, LLC, may be deemed to beneficially own the shares of our common stock held by Greenhill Capital Partners, LLC. GCP Managing Partner I, L.P., which acts as the manager for GCP SPV 1, LLC and GCP Managing Partner II, L.P., which acts as the manager for GCP SPV 2, LLC, as well as Greenhill Capital Partners, LLC, which controls GCP Managing Partner I, L.P. and GCP Managing Partner II, L.P., and Greenhill & Co., Inc. may be deemed to beneficially own the shares of our common stock held by GCP SPV 1, LLC and GCP SPV 2, LLC (the “SPVs”). We have been advised by the SPVs that all decisions regarding investments by the SPVs are made by an investment committee whose composition may change. No individual has authority to make any such decisions without the approval of the investment committee. The current members of the investment committee are Robert H. Niehaus, Scott L. Bok, Robert F. Greenhill, Simon A. Borrows, Kevin A. Bousquette and V. Frank Pottow, each of whom disclaims beneficial ownership of the shares of our common stock held by the SPVs except to the extent of his pecuniary interest therein. Mr. Niehaus serves as a director on our board of directors.

(6)	The address of this selling stockholder is 300 Park Avenue, 23rd Floor, New York, New York 10022.

(7)	This selling stockholder has informed us that it is an affiliate of a registered broker-dealer. This selling stockholder has represented to us that it purchased its shares in the ordinary course of business, and at the time of its purchase of the shares to be resold, did not have any view to or arrangements or understandings, directly or indirectly, with any person to distribute the shares. To the extent that we become aware such selling stockholder did not acquire its shares in the ordinary course of business or did have such an agreement or understanding, we will file a supplement to this prospectus to designate such selling stockholder as an “underwriter” within the meaning of the Securities Act.

(8)	Great Hollow Partners, LLC is the general partner of Great Hollow International, LP, which is wholly-owned by Abrams Capital International, Ltd., the signatory to the stockholders agreement. Abrams Capital, LLC is the general partner of Abrams Capital Partners I, LP, Abrams Capital Partners II, LP and Whitecrest Partners, LP and Riva Capital Management, LLC is the general partner of Riva Capital Partners, LP. David C. Abrams, who serves as a director on our board of directors, is the sole managing member of Great Hollow Partners, LLC, Abrams Capital, LLC, Riva Capital Management, LLC and 222 Partners, LLC. By virtue of the relationships described above, Mr. Abrams has sole voting power with respect to the shares of our common stock held by Great Hollow International, LP, Abrams Capital Partners I, LP, Abrams Capital Partners II, LP , Whitecrest Partners, LP, 222 Partners, LLC and Riva Capital Partners, LP. Mr. Abrams disclaims beneficial ownership of the shares of our common stock held by each of the selling stockholders with which he may be deemed to be affiliated except to the extent of any pecuniary interest therein.

(9)	The address of this selling stockholder is c/o Abrams Capital, 222 Berkeley Street, 22nd Floor, Boston, Massachusetts 02116.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock covered by this prospectus on behalf of the selling stockholders, including the Global Signal lenders in certain circumstances as described in the section entitled “Selling Stockholders.” The common stock may be sold from time to time by the selling stockholders. Such sales may be made on the New York Stock Exchange, in the over-the-counter market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders will act independently of Crown Castle in making decisions with respect to the timing, manner and size of each sale.

The selling stockholders may negotiate and pay underwriters’ or broker-dealers’ compensation in the form of commissions, discounts or concessions for their services as applicable (which compensation as to a particular underwriter or broker-dealer might be in excess of customary commissions). Underwriters or broker-dealers engaged by the selling stockholders may allow other underwriters or broker-dealers to participate in resales.

The common stock may be sold by the selling stockholders or, in the event of a foreclosure under any applicable credit agreement, the foreclosed shares may be sold by the applicable Global Signal lender(s) in one or more of the following types of transactions:

(a) A sale to one or more underwriters for resale to the public or to institutional investors in one or more transactions;

(b) A block trade in which a selling stockholder (including, if applicable, a Global Signal lender) will engage a broker-dealer as agent, who will then attempt to sell the common stock, or position and resell a portion of the block, as principal, in order to facilitate the transaction;

(c) Derivative transactions with third parties. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third-party may use securities pledged by the selling stockholder (including, if applicable, a Global Signal lender) or borrowed from the selling stockholder (including, if applicable, a Global Signal lender) or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholder (including, if applicable, a Global Signal lender) in settlement of those derivatives to close out any related open borrowings of stock. The third-party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment);

(d) Ordinary broker’s transactions and transactions in which the broker solicits purchasers;

(e) Private negotiated transactions; and

(f) Any other method permitted by applicable law.

In addition to selling its common stock under this prospectus, a selling stockholder (including, if applicable, a Global Signal lender) may:

(a) Agree to indemnify any underwriter or broker-dealer against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act;

(b) Transfer its common stock in other ways not involving market maker or established trading markets, including directly by gift, distribution, or other transfer;

(c) Sell its common stock under Rule 144 or Rule 145 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144 or Rule 145; or

(d) Sell its common stock by any other legally available means.

For any particular offering pursuant to the shelf registration statement dated February 5, 2007, of which this prospectus is a part:

(a) An underwriter may allow, and dealers may reallow, concessions on sales to certain other dealers;

(b) If a selling stockholder (including, if applicable, a Global Signal lender) notifies us of any material arrangement that it has entered into with an underwriter(s) or broker-dealer(s), we will, where applicable, execute an underwriting agreement with such underwriter(s) and file a supplemental prospectus, if required, pursuant to Rule 424(b) under the Securities Act. In that supplemental prospectus, we will disclose the name of each such underwriter or participating broker-dealer, the number of shares involved, the price at which such shares were sold, the commissions paid or discounts or concessions allowed to such underwriter(s) or broker-dealer(s), where applicable, and any other facts material to the transaction, including, where appropriate, that such underwriter(s) or broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

(c) The selling stockholders (including, if applicable, the Global Signal lenders) and any underwriters involved in the sale or resale of the shares of our common stock may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If a selling stockholder (including, if applicable, a Global Signal lender) qualifies as an “underwriter,” it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act.

(d) We and the selling stockholders (including, if applicable, the Global Signal lenders) may agree to indemnify an underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments an underwriter may be required to make in connection with these liabilities; and

(e) We, our executive officers, our directors, and the other selling stockholders (including, if applicable, the Global Signal lenders) may agree, subject to certain exceptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable for our common stock. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

In connection with any particular offering pursuant to the shelf registration statement dated February 5, 2007, of which this prospectus is a part, an underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price.

•

Over-allotment involves sales by an underwriter of shares in excess of the number of shares an underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. An underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, an underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If an underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by an underwriter, or selling group member, if any, participating in any particular offering and an underwriter participating in any particular offering may distribute prospectuses electronically. Any representatives may agree to allocate a number of shares to an underwriter and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by an underwriter and selling group members that will make internet distributions on the same bases as other allocations.

Any selling stockholder who is a “broker-dealer” will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased its shares in the ordinary course of business, and at the time of its purchase of the shares to be resold, did not have any view to or arrangements or understandings, directly or indirectly, with any person to distribute the shares. The selling stockholders listed in the table set forth in the section entitled “Selling Stockholders” beginning on page 5 have each informed us that they are not registered broker-dealers.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The information set forth under the heading “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS” in our registration statement on Form S-4, as amended, originally filed on November 6, 2006 as Commission File No. 333-138450, is incorporated herein by reference.

LEGAL MATTERS

The validity of the shares of Crown Castle common stock offered by this prospectus will be passed upon by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements and schedule of Crown Castle International Corp. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2005 consolidated financial statements contains explanatory paragraphs describing Crown Castle’s restatement of its 2003 and 2004 consolidated financial statements, certain changes in accounting principles adopted in 2003, including Statement of Financial Accounting Standards No. 143,

“Accounting for Asset Retirement Obligations”, Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”, Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” and a change in accounting principle adopted in 2005, Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—An Interpretation of FASB Statement No. 143”.

The consolidated financial statements of Global Signal Inc. appearing in Global Signal Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including schedules appearing therein), and Global Signal management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered certified public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington, D.C. and in other locations. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet Website maintained by the SEC at http://www.sec.gov. Copies of documents filed by us with the SEC are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

We have filed a registration statement on Form S-3 under the Securities Act with the SEC to register the shares of our common stock offered by this prospectus. This prospectus does not contain all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection and copying as described above.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.

Crown Castle SEC Filings	Period Covered or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2005

Quarterly Reports on Form 10-Q (including all amendments thereto)	Quarters ended March 31, 2006, June 30, 2006 and September 30, 2006

Current Reports on Form 8-K	Filed on January 29, 2007, January 23, 2007, January 17, 2007, January 11, 2007, December 15, 2006, December 7, 2006, December 5, 2006, November 20, 2006, November 16, 2006, November 9, 2006, October 11, 2006, September 29, 2006, August 18, 2006, August 17, 2006, July 5, 2006, June 2, 2006, April 3, 2006, March 3, 2006, February 28, 2006 and February 13, 2006 (other than the portions of those documents not deemed to be filed)

Crown Castle SEC Filings	Period Covered or Date Filed
Proxy Statement on Schedule 14A	Filed on April 11, 2006

The “Description of Capital Stock” section of our Registration Statement on Form 8-A filed with the SEC on August 4, 1998, the “Description of Capital Stock” section of our Registration Statement on Form S-3 filed with the SEC on July 10, 2000, as amended by Amendment No. 1 on Form S-3 filed with the SEC on July 17, 2000, the “Description of Crown Castle Capital Stock” section of our Registration Statement on Form S-4 filed with the SEC on November 6, 2006, as amended by Amendment No. 1 on Form S-4 filed with the SEC on November 29, 2006, and any other amendments and reports filed for the purpose of updating such description

We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering. The additional documents so incorporated include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than the portions of those documents not deemed to be filed), as well as proxy statements.

We incorporate by reference the following documents filed by Global Signal Inc. with the SEC:

Global Signal SEC Filings	Period Covered or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2005

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2006, June 30, 2006 and September 30, 2006

You may obtain any of the documents incorporated by reference through us or the SEC or its Internet website, as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address:

Crown Castle International Corp.

510 Bering Drive

Suite 600

Houston, Texas 77057

(713) 570-3000

You will not be charged for any of these documents that you request. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

We have not authorized anyone to give any information or make any representation about the offering or us that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

CROWN CASTLE INTERNATIONAL CORP.

48,797,944 SHARES OF COMMON STOCK

PROSPECTUS

FEBRUARY 5, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses, all of which are to be paid by us, in connection with the sale and distribution of the securities being registered:

SEC filing fee	$181,913
Legal fees and expenses (other than for counsel for selling stockholders)	75,000
Accounting fees and expenses	40,000
Transfer Agent and Registrar fees	10,000
Printing expenses	1,500
Miscellaneous	5,000

Total	$313,413

Item 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

Accordingly, the certificate of incorporation of the registrant provides that the registrant shall, to the maximum extent permitted under the DGCL, indemnify each person who is or was a director or officer of the registrant. The registrant may, by action of the board of directors, indemnify other employees and agents of the registrant, directors, officers, employees or agents of a subsidiary, and each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the registrant, with the same scope and effect as the indemnification of directors and officers of the registrant. However, the registrant shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by the certificate of incorporation or otherwise by the registrant. The registrant may also enter into one or more agreements with any person which provide for indemnification greater or different than that provided in the certificate of incorporation.

Furthermore, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

The registrant’s by-laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any manner in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the registrant or, while a director or officer of the registrant, a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified and held harmless by the registrant to the fullest extent permitted by the DGCL. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the registrant shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the board of directors or is a Proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by the registrant’s by-laws. The registrant shall pay the expenses incurred by any person described in the first two sentences of this paragraph in defending any such Proceeding in advance of its final disposition upon, to the extent such an undertaking is required by applicable law, receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the registrant as authorized in the registrant’s by-laws or otherwise.

The registrant’s by-laws further provide that the indemnification and the advancement of expenses incurred in defending a Proceeding prior to its final disposition provided by, or granted pursuant to, the registrant’s by-laws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, other provision of the registrant’s by-laws or otherwise. The registrant may also maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, partner, member, employee or agent of the registrant or a subsidiary or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The registrant’s by-laws further provide that the registrant may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and rights to be paid by the registrant the expenses incurred in defending any Proceeding in advance of its final disposition, to any person who is or was an employee or agent (other than a director or officer) of the registrant or a subsidiary thereof and to any person who is or was serving at the request of the registrant or a subsidiary thereof as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the registrant or a subsidiary thereof, to the fullest extent of the provisions of the registrant’s by-laws with respect to the indemnification and advancement of expenses of directors and officers of the registrant.

The registrant carries liability insurance for its directors and officers.

Item 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits. The exhibits required to be filed as part of this registration statement are listed in the attached Exhibit Index.

Item 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of the registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 2nd day of February, 2007.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ W. Benjamin Moreland
W. Benjamin Moreland Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

The officers and directors of Crown Castle International Corp. whose signatures appear below hereby constitute and appoint John P. Kelly and W. Benjamin Moreland, or either of them, to act severally as attorneys-in-fact and agents, with power of substitution and resubstitution, for each of them in any and all capacities, to sign any amendments to this report and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ John P. Kelly John P. Kelly	President and Chief Executive Officer, Director (Principal Executive Officer)	February 2, 2007

/s/ W. Benjamin Moreland W. Benjamin Moreland	Executive Vice President and Chief Financial Officer, Director (Principal Financial Officer)	February 2, 2007

/s/ Rob A. Fisher Rob A. Fisher	Vice President and Controller (Principal Accounting Officer)	February 2, 2007

/s/ J. Landis Martin J. Landis Martin	Chairman of the Board of Directors	February 2, 2007

/s/ David C. Abrams David C. Abrams	Director	February 2, 2007

/s/ Wesley R. Edens Wesley R. Edens	Director	February 2, 2007

/s/ Ari Q. Fitzgerald Ari Q. Fitzgerald	Director	February 2, 2007

/s/ Robert E. Garrison II Robert E. Garrison II	Director	February 2, 2007

/s/ Randall A. Hack Randall A. Hack	Director	February 2, 2007

/s/ Dale N. Hatfield Dale N. Hatfield	Director	February 2, 2007

/s/ Lee W. Hogan Lee W. Hogan	Director	February 2, 2007

/s/ Edward C. Hutcheson Jr. Edward C. Hutcheson Jr.	Director	February 2, 2007

/s/ Robert F. McKenzie Robert F. McKenzie	Director	February 2, 2007

/s/ Robert H. Niehaus Robert H. Niehaus	Director	February 2, 2007

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of October 5, 2006, among Global Signal Inc., Crown Castle International Corp. and CCGS Holdings LLC (1)

4.1	Stockholders Agreement, dated as of October 5, 2006, among Crown Castle International Corp. and each of the stockholders of Global Signal Inc. named therein(2)

4.2	Provisions of the Restated Certificate of Incorporation of Crown Castle International Corp., dated August 21, 1998, that define the rights of security holders of Crown Castle International Corp., as amended on June 12, 2002(3)

4.3	Amended and Restated By-laws of Crown Castle International Corp., dated August 21, 1998, that define the rights of security holders of Crown Castle International Corp., as amended on February 20, 2003(4)

4.4	Amended and Restated Rights Agreement dated as of September 18, 2000, between Crown Castle International Corp. and ChaseMellon Shareholder Services L.L.C.(5)

4.5	Amendment No. 1, dated as of October 5, 2006, to the Amended and Restated Rights Agreement, dated as of September 28, 2000, between Crown Castle International Corp. and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as rights agent(6)

4.6	Specimen Certificate of Crown Castle International Corp. common stock(7)

5.1	Opinion of Cravath, Swaine & Moore LLP regarding the validity of the securities being registered in this registration statement

9.1	Support Agreement, dated as of October 5, 2006, among Crown Castle International Corp. and Fortress Pinnacle Investment Fund LLC, FRIT PINN LLC, Fortress Registered Investment Trust, FRIT Holdings LLC and FIT GSL LLC (8)

9.2	Support Agreement, dated as of October 5, 2006, among Crown Castle International Corp. and Greenhill Capital Partners, LLC, GCP SPV1, LLC and GCP SPV2, LLC (9)

9.3	Support Agreement, dated as of October 5, 2006, among Crown Castle International Corp. and Abrams Capital International, Ltd., Abrams Capital Partners I, LP, Abrams Capital Partners II, LP, Whitecrest Partners, LP, Riva Capital Partners, LP and 222 Partners, LLC (10)

23.1	Consent of KPMG LLP, independent registered public accounting firm of Crown Castle International Corp.

23.2	Consent of Ernst & Young LLP, independent registered certified public accounting firm of Global Signal Inc.

23.3	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this registration statement)

99.1	Certificate of Merger of Global Signal Inc. with and into CCGS Holdings LLC, dated January 12, 2007

(1)	Incorporated by reference to Annex A to Crown Castle International Corp.’s Registration Statement on Form S-4, as amended, originally filed on November 6, 2006 as Commission File No. 333-138450.

(2)	Incorporated by reference to Annex B to Crown Castle International Corp.’s Registration Statement on Form S-4, as amended, originally filed on November 6, 2006 as Commission File No. 333-138450.

(3)	Incorporated by reference to Exhibit 3.1 to Crown Castle International Corp.’s Registration Statement on Form S-4, as amended, originally filed on November 6, 2006 as Commission File No. 333-138450.

(4)	Incorporated by reference to Exhibit 3.2 to Crown Castle International Corp.’s Registration Statement on Form S-4, as amended, originally filed on November 6, 2006 as Commission File No. 333-138450.

(5)	Incorporated by reference to the Exhibit 6 to the Registration Statement on Form 8-A previously filed by the registrant on September 19, 2000 (File No. 333-57283).

(6)	Incorporated by reference to Exhibit 4.2 to Form 8-K filed previously filed by the registrant on October 11, 2006 (File No. 001-16441).

(7)	Incorporated by reference to the Exhibit 4.6 in the Registration Statement on Form S-1 previously filed by the registrant (File No. 333-57283).

(8)	Incorporated by reference to Annex C to Crown Castle International Corp.’s Registration Statement on Form S-4, as amended, originally filed on November 6, 2006 as Commission File No. 333-138450

(9)	Incorporated by reference to Annex D to Crown Castle International Corp.’s Registration Statement on Form S-4, as amended, originally filed on November 6, 2006 as Commission File No. 333-138450

(10)	Incorporated by reference to Annex E to Crown Castle International Corp.’s Registration Statement on Form S-4, as amended, originally filed on November 6, 2006 as Commission File No. 333-138450